Exhibit 5

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com
April 11, 2006
Colorado Interstate Gas Company
1001 Louisiana Street
Houston, Texas 77002

Re:	Colorado Interstate Gas Company Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to Colorado Interstate Gas Company, a Delaware corporation (the “Company”), in connection with the public offering of $400,000,000 aggregate principal amount of the Company’s 6.80% Senior Notes due 2015 (the “Exchange Notes”). The Exchange Notes are to be issued under an Indenture dated as of June 27, 1997 (the “Base Indenture”), by and between the Company and The Bank of New York Trust Company, N.A. (as successor-in-interest to Harris Trust and Savings Bank), as trustee (the “Trustee”), as amended and supplemented by (i) the First Supplemental Indenture thereto, dated as of June 27, 1997, (ii) the Second Supplemental Indenture thereto, dated as of March 9, 2005 and (iii) the Third Supplemental Indenture thereto, dated as of November 1, 2005 (the “Third Supplemental Indenture”), pursuant to an exchange offer (the “Exchange Offer”) by the Company, in exchange for a like principal amount of the Company’s issued and outstanding 6.80% Senior Notes due 2015 (the “Original Notes”), as contemplated by the Registration Rights Agreement dated as of November 1, 2005 (the “Registration Rights Agreement”) by and among the Company and Citigroup Global Markets Inc., acting on behalf of itself and as the representative of the several initial purchasers of the Original Notes. The Base Indenture, as amended and supplemented pursuant to the Third Supplemental Indenture, is referred to herein as the “Indenture.”
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
     (i) the registration statement on Form S-4 to which this letter is included as Exhibit 5, filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 7, 2006 relating to the Exchange Notes (such registration statement being referenced herein as the “Registration Statement”);
     (ii) the Registration Rights Agreement;
     (iii) the Indenture;
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Colorado Interstate Gas Company
April 11, 2006

     (iv) the Certificate of Incorporation of the Company, as amended to date;
     (v) the By-Laws of the Company, as amended to date;
     (vi) certain resolutions adopted by the Board of Directors of the Company relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters;
     (vi) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and
     (vi) the form of the Exchange Notes.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     We express no opinion other than as to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Exchange Offer and the Exchange Notes and (ii) the Delaware General Corporation Law.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, the Exchange Notes will constitute valid and legally binding obligations of the Company.

Colorado Interstate Gas Company
April 11, 2006

     Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, we express no opinion regarding the validity or effect of any provision (i) relating to severability or separability or (ii) purporting to require disregard of mandatory choice of law principles or rules, (iii) purporting to establish any obligations as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts.
     In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes and the performance by the Company of its obligations under the Indenture and the Exchange Notes, did not, do not and will not violate or constitute a default under any agreement or instrument to which the Company or its properties is subject.
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
Very truly yours,
/s/ Andrews Kurth LLP